Exhibit 99.1

PRESS RELEASE

For information contact:

Jim Storey	Trade Media
Director, Investor Relations	Barbara Yeninas
& Corporate Communications	BSY Associates
704-973-7107	732-817-0400

HORIZON LINES REACHES RESOLUTION ON

ENVIRONMENTAL RECORD-KEEPING INCIDENT

CHARLOTTE, NC (January 27, 2012) – Horizon Lines, Inc. (OTCQB: HRZL) today announced that its Horizon Lines, LLC operating subsidiary has entered into an agreement with the U.S. Department of Justice, under which the ocean cargo carrier will plead guilty to two counts of providing federal authorities with false vessel oil record-keeping entries on a containership in the U.S. West Coast-Hawaii service.

Under the agreement, which is subject to court approval, the company will pay a fine of $1.0 million and donate an additional $500,000 to the National Fish & Wildlife Foundation for environmental community service programs. The company also has agreed to be placed on probation for three years and institute an environmental compliance plan.

The charges stem from the improper use of an oily water separator and related inappropriate record keeping on the Horizon Enterprise, an American-flag containership that sails between Tacoma, Oakland and Honolulu. Oily water separators are used to remove oil from bilge or wastewater, so that the water can then be legally discharged into the ocean.

The company responded promptly and proactively to the discovery of these violations. As part of the company’s environmental review, Horizon Lines conducted a fleet-wide audit and has cooperated fully with the Department of Justice, the U.S. Coast Guard and other authorities involved. It also immediately implemented a compliance and training program, which is being performed by an outside contractor. The program augments the company’s existing environmental policies for mitigating operational impacts while at sea. Additionally, the company has established the position of Environmental Compliance Director to lead Horizon’s overall environmental compliance programs. The position reports directly to the company’s Chief Compliance Officer and the Board of Directors.

“Horizon Lines has always endeavored to operate as a responsible environmental steward,” said Stephen Fraser, President and Chief Executive Officer. “We do not in any way minimize the unauthorized actions by a few individuals that run contrary to the care and training normally demonstrated by our vessel crews throughout the company. We are making every effort to see that this does not happen again, as we continue to provide service to our customers as an environmentally responsible American corporation.”

About Horizon Lines

Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii and Puerto Rico. The company manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades in the over-the-counter market under the ticker symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “anticipate,” “will,” “may,” “expect,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: failure to remain listed on the NYSE; our ability to sub-charter certain of our leased vessels, failure to comply with the terms of our probation imposed by the court in connection with our plea relating to antitrust matters; any new adverse developments relating to antitrust matters in any of our trades; failure to resolve or successfully defend any government investigations related to (i) environmental regulations including recordkeeping and reporting requirements for vessel generated pollution, (ii) the imposition of fuel surcharges in connection with government contracts, or (iii) any other matters and related legal proceedings; suspension or debarment by the federal government; volatility in fuel prices; or decreases in shipping volumes.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our Form 10-Q filed with the SEC on November 4, 2011, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

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